Exhibit 4.5

THIRD SUPPLEMENTAL INDENTURE

DATED AS OF MARCH 31, 2023

BY AND AMONG

SAFEHOLD GL HOLDINGS LLC

as Issuer,

ISTAR INC.

(to be renamed SAFEHOLD INC.)

as Guarantor

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

as Trustee

SUPPLEMENTAL TO THE INDENTURE DATED AS OF MAY 7, 2021

This THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) is made and entered into as of March 31, 2023 among Safehold GL Holdings LLC, a Delaware limited liability company (the “Issuer”), iStar Inc. (to be renamed Safehold Inc.), a Maryland corporation (the “Guarantor”), and U.S. Bank Trust Company, National Association (as successor in interest to U.S. Bank National Association), a national banking association duly organized and existing under the laws of the United States of America, as Trustee (the “Trustee”).

WITNESSETH THAT:

WHEREAS, the Issuer (formerly known as Safehold Operating Partnership LP), Safehold Inc., a Maryland corporation (the “Original Guarantor”), and the Trustee have executed and delivered an Indenture dated as of May 7, 2021 (as amended, supplemented or otherwise modified from time to time, the “Base Indenture” and, together with this Supplemental Indenture, as amended, supplemented or otherwise modified from time to time, the “Indenture”) to provide for the future issuance of the Issuer’s senior debt securities (the “Securities”) to be issued from time to time in one or more series;

WHEREAS, the Original Guarantor intends to complete a series of restructuring transactions (the “Restructuring”), including the Mergers (as defined below);

WHEREAS, in connection with the Restructuring, effective on March 30, 2023, the Issuer converted from a Delaware limited partnership into a Delaware limited liability company called “Safehold GL Holdings LLC” (the “Conversion”) with the Original Guarantor as the managing member of the Issuer;

WHEREAS, in connection with the Restructuring, pursuant to that certain Agreement and Plan of Merger dated as of March 30, 2023, by and among the Original Guarantor and Safehold OP GenPar LLC, a Delaware limited liability company (“Safehold GP”), Safehold GP merged with and into the Original Guarantor, with the Original Guarantor being the surviving entity (the “Safehold GP Merger”);

WHEREAS, in connection with the Restructuring, pursuant to that certain Agreement and Plan of Merger dated as of August 10, 2022, by and among the Guarantor and Original Guarantor, the Original Guarantor merged with and into the Guarantor, with the Guarantor being the surviving entity (the “Merger” and, together with the Safehold GP Merger, the “Mergers”) and managing member of the Issuer;

WHEREAS, prior to the date hereof, the Issuer has issued 2.800% Senior Notes due 2031 (the “2031 Notes”) and 2.850% Senior Notes due 2032 (the “2032 Notes” and, together with the 2031 Notes, the “Notes”) pursuant to the terms of the Base Indenture and the applicable Existing Supplemental Indentures (as defined below);

WHEREAS, prior to the date hereof, the Issuer, the Original Guarantor and the Trustee have entered into the First Supplemental Indenture dated May 7, 2021 in respect of the 2031 Notes (the “First Supplemental Indenture”) and the Second Supplemental Indenture dated November 18, 2021 in respect of the 2032 Notes (the “Second Supplemental Indenture” and, together with the First Supplemental Indenture, the “Existing Supplemental Indentures”);

WHEREAS, Section 6.3 of each of the Existing Supplemental Indentures provide that the Original Guarantor may merge with another entity if (i) the successor entity is domiciled in the United States, any state thereof or the District of Columbia, (ii) the successor entity expressly assumes by supplemental indenture the payment of all amounts due under each Guarantee and the due and punctual performance and observance of all of the covenants and conditions in the Base Indenture, the Existing Supplemental Indentures and each Guarantee, as the case may be, and (iii) immediately after giving effect to the transaction, no Event of Default under the Base Indenture and the Existing Supplemental Indentures, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing;

WHEREAS, Sections 8.1(a) and (b) of each of the Existing Supplemental Indentures provide that, without the consent of any Holders, the Issuer, at any time and from time to time, may enter into one or more indentures supplemental to the Base Indenture and the Existing Supplemental Indentures in form satisfactory to the Trustee, to (i) evidence a successor to the Original Guarantor and (ii) make any change that does not adversely affect the interests of the Holders of any Notes then outstanding; and

WHEREAS, in connection with the Restructuring, the Issuer and the Trustee desire to (i) amend the Base Indenture and the Existing Supplemental Indentures to evidence the Guarantor’s assumption of the Original Guarantor’s obligations thereunder and (ii) make a change in the Base Indenture resulting from the Conversion and the Safehold GP Merger.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

ARTICLE 1

AMENDMENT

Capitalized terms used but not otherwise defined herein shall have the meaning given to them in the Base Indenture.

Section 1.1.      The Guarantor hereby expressly assumes the obligations of the Original Guarantor under the Base Indenture, the Existing Supplemental Indentures and the Notes, on the terms and subject to the conditions set forth therein. All references to “Safehold Inc.” or “Guarantor” in the Base Indenture, the Existing Supplemental Indentures and the Notes shall be understood to mean “iStar Inc.” or, after such entity is renamed in connection with the Restructuring, “Safehold Inc.”

Section 1.2.      With respect to the Base Indenture, the following amendments will be made to Section 1.1 (amended texts of the Base Indenture are shown in quotation marks below, with additions shown in bold underline and deletions shown in ~~double strikethrough~~):

(a)	the following definition of “Managing Member” shall be included, in appropriate alphabetical order:

““Managing Member” means iStar Inc., in its capacity as managing member of the Company, and, subject to the provisions in Article V, its successors and assigns.”

(b)	The definition of “Board Resolution” shall be amended as follows:

““Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the Managing Member ~~General Partner~~ to have been adopted by the Board of Directors or pursuant to authorization by the Board of Directors and to be in full force and effect on the date of the certificate and delivered to the Trustee.”

(c)	The definition of “Company Order” shall be amended as follows:

““Company Order” means a written order signed in the name of the Company by the Managing Member ~~the General Partner~~ by an Officer.”

(d)	The definition of “General Partner” shall be deleted in its entirety:

“~~“General Partner” means Safehold OP GenPar LLC, in its capacity as general partner of the Company, and, subject to the provision in Article V, its successor and assigns.~~”

ARTICLE 2

MISCELLANEOUS

Section 2.1.      The recitals herein contained are made by the Issuer and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

Section 2.2.      This Supplemental Indenture shall be deemed to be a contract made under the law of the State of New York and for all purposes shall be governed by and construed in accordance with the law of said State.

Section 2.3.      In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.4.      This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The words “execution,” signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this Agreement shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

[Signature page follows]

IN WITNESS WHEREOF, the Issuer, the Guarantor and the Trustee have caused this Supplemental Indenture to be executed in their respective corporate names as of the date first above written.

SAFEHOLD GL HOLDINGS LLC, as Issuer By: ISTAR INC., its Managing Member

By:	/s/ Brett Asnas
Name: Brett Asnas
Title: Chief Financial Officer

ISTAR INC., as Guarantor

By:	/s/ Brett Asnas
Name: Brett Asnas
Title: Chief Financial Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Gagendra Hiralal
Name: Gagendra Hiralal
Title: Vice President